Pricing Supplement No.: 3 Dated:  January 23, 2002       Rule 424(b)(2)
(To Prospectus dated February 11, 1998 and Prospectus Supplement
dated December 21, 2001)             File Nos. 333-38199 and 33-62797
                                   This Pricing Supplement consists of 3 page(s)

AMERICAN EXPRESS CREDIT CORPORATION
Medium-Term Senior Notes, Series B
Due Nine Months or More from Date of Issue

Principal Amount or Face Amount:  $100,000,000

Issue Price:  100.00%

Proceeds to Company on original issuance:  $100,000,000

Commission:

Agent:   [ ]  Banc of America Securities LLC
         [ ]  Banc One Capital Markets, Inc.
         [ ]  Credit Suisse First Boston Corporation
         [ ]  First Union Securities, Inc.
         [ ]  Goldman, Sachs & Co.
         [ ]  Other:

Agent's capacity on original issuance:      [ ] As Agent
                                            [ ] As principal
If as principal:
         [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
         [ ] The Notes are being offered at a fixed initial public offering price % of Principal Amount or Face Amount.

Form of Note: [X] Global  [ ] Definitive

Original Issue Date:  January 28, 2002

Stated Maturity:  January 28, 2003

Specified Currency (If other than U.S. Dollars):

Authorized Denominations (If other than as set forth in the Prospectus Supplement):

Interest Payment Dates:  Monthly on the 28th day of the month
First Interest Payment Date:  February 28, 2002
Accrue to Pay:  [X] Yes  [ ] No
Indexed Principal Note:  [ ]  Yes (See Attached)   [X]  No

Type of Interest Rate: [ ] Fixed Rate  [X] Floating Rate
                       [ ] Indexed Rate (See Attached)

Interest Rate (Fixed Rate Notes):
Initial Interest Rate (Floating Rate Notes): 1.74%
Base Rate:        [ ] CD Rate              [ ] Commercial Paper Rate
                  [ ] EURIBOR              [ ] Federal Funds Rate
                  [X] LIBOR                [ ] Treasury Rate
                  [ ] Prime Rate           [ ] Other (See Attached)
Calculation Agent:  Bank One Trust Company, N.A.

Computation of Interest (If other than as set forth in the
Prospectus Supplement):
         [ ] 30 over 360           [ ] Actual over Actual
         [X] Actual over 360       [ ] Other (See Attached)

Interest Reset Dates: Monthly on the second business day prior to the 28th day of the month
Rate Determination Dates (If other than as set forth in the
Prospectus Supplement):
Index Maturity:  One month
Spread (+/-):  -3 basis points
Spread Multiplier:
Change in Spread, Spread Multiplier or Fixed Interest Rate prior to Stated Maturity:
                  [ ] Yes (See Attached)   [X] No
Maximum Interest Rate:
Minimum Interest Rate:

Amortizing Note:  [ ] Yes (See Attached)   [X] No

Optional Redemption: [ ]  Yes   [X]  No
         Optional Redemption Dates:
         Redemption Prices:
         Redemption: [ ] In whole only and not in part
                     [ ] May be in whole or in part

Optional Repayment:  [ ]  Yes   [X]  No
         Optional Repayment Dates:
         Optional Repayment Prices:

Discount Note:       [ ]  Yes   [X]  No
         Total Amount of OID:
         Bond Yield to Call:
         Bond Yield to Maturity:
         Yield to Maturity:

CUSIP:  0258M0AB5

DESCRIPTION OF THE NOTES:


         The description in this Pricing Supplement of the particular terms of the Medium-Term Senior Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Notes set forth in the accompanying Prospectus and Prospectus Supplement, to which reference is hereby made.